Exhibit 99.1

FOR IMMEDIATE RELEASE

INFORMATION:

Steve Powell

Vice President of Finance

T: (706) 259-2645

TANDUS GROUP, INC. REPORTS FOURTH QUARTER AND 2003 FISCAL YEAR FINANCIAL RESULTS

DALTON, GA. (April 30, 2004)—Tandus Group, Inc. (the “Company” or “Tandus”), which includes Collins & Aikman Floorcoverings, Inc. and Subsidiaries, reports financial results for the fourth quarter and year ended January 31, 2004.

Net sales for the year ended January 31, 2004 (“fiscal 2003”) were $311.1 million, a 3.1% decrease from $321.2 million in the year ended January 25, 2003 (“fiscal 2002”). Net sales of the Company’s floorcovering segment decreased 5.0% to $283.0 million for fiscal 2003. The decrease in the floorcovering segment’s net sales for fiscal 2003 was due to slow demand throughout the specified commercial market in the United States. The Company’s extrusion segment’s net sales increased 21.3% to $28.0 million due to the inclusion of a full year of the extrusion operation. The extrusion operation was acquired May 8, 2002.

Selling, general and administrative expenses were $82.2 million for fiscal 2003 compared to $72.7 million for fiscal 2002. Included in the fiscal 2003 amount are a $2.6 million non-cash impairment charge of a supply agreement of the extrusion segment, $1.5 million for a lawsuit judgment and related expenses, $1.0 million of costs associated with an unsuccessful acquisition and increased amortization of $0.8 million. The remaining difference was primarily due to an increase in salaries and benefits, sampling costs and marketing and promotional expenses related to the Company’s new selling strategy that was implemented beginning January 26, 2003.

Net income for fiscal 2003 was $1.2 million, a $4.6 million or 78.7% decrease from $5.8 million in fiscal 2002 primarily due to the factors described above.

Adjusted EBITDA was $42.7 million for fiscal 2003 compared to $53.8 million for fiscal 2002. This decline relates to the lower revenues of the floorcovering segment and the costs associated with the Company’s selling strategy that was implemented beginning on January 26, 2003. As a percentage of net sales, Adjusted EBITDA was 13.7% for fiscal 2003 and 16.8% for fiscal 2002.

Net sales for the fourth quarter ended January 31, 2004 were $71.4 million, a 1.2% increase from $70.6 million in the same quarter of fiscal 2002. Net sales for the Company’s floorcovering segment increased 2.4% to $64.9 million for the fourth quarter of fiscal 2003. The Company’s extrusion segment net sales decreased 9.7% to $6.5 million during the fourth quarter of fiscal 2003.

Selling, general and administrative expenses for the fourth quarter of fiscal 2003 were $23.6 million, compared to $18.5 million for the same quarter of fiscal 2002. Included in the fiscal 2003 amount is a $2.6 million non-cash impairment charge related to a supply agreement of the extrusion segment, $1.0 million for a lawsuit judgment and related legal expenses, and $0.2 million of costs associated with an unsuccessful acquisition. The remaining difference was primarily related to an increase in costs related to the Company’s new selling strategy that was implemented beginning January 26, 2003.

The net loss for the fourth quarter ended January 31, 2004 was $(3.8) million as compared to a net loss of $(0.9) million in the same quarter of fiscal 2002, primarily due to the factors mentioned above.

Adjusted EBITDA for the fourth quarter of fiscal 2003 was $4.9 million, compared to $8.9 million for the same quarter of fiscal 2002. This decline relates to lower profitability of the extrusion segment, increased legal and professional fees and the lawsuit judgment, and costs associated with the Company’s selling strategy that was implemented beginning January 26, 2003.

At January 31, 2004, the Company had total debt of $209.3 million, of which $1.8 million was current. Total cash and cash equivalents were $11.0 million and revolver borrowing availability was $48.9 million as of January 31, 2004. The Company voluntarily prepaid $20.0 million of its term loans during fiscal 2003, leaving a balance of $31.0 million outstanding. For fiscal 2003, capital expenditures were $8.8 million, compared to $9.0 million for fiscal 2002.

“Business conditions remained difficult during 2003, but we continued to pay down debt and are pleased with how we are positioned strategically,” commented Mac Bridger, CEO of Tandus. “Interim 2004 results suggest strengthening across our business relative to prior year, with revenue ahead 11.3% and strong comparative backlog through March.”

The Company was in compliance with all covenants of the Senior Credit Facility as of January 31, 2004. Certain of the covenants become more restrictive in fiscal 2004, and it is likely that the Company will not be in compliance with at least one of these covenants during fiscal 2004,which may occur as early as the end of its first quarter. The Company is presently in discussions with its lenders to obtain revised covenants to allow it to remain in compliance in fiscal 2004, and expects, based on these discussions, that it will be able to obtain revised covenants. If management is unsuccessful in negotiating revised covenants and if the Company does not meet its fiscal 2004 covenants, the lenders will be able to exercise all of their remedies under the Senior Credit Facility, including declaring all outstanding borrowings immediately due and payable. The acceleration of the Company’s borrowings under the Senior Credit Facility would constitute an event of default under the Company’s 9 ¾% Senior Subordinated Notes. In addition, the Company will no longer be able to borrow any additional amounts under the Senior Credit Facility in the event it is not in compliance with any of the covenants in the Senior Credit Facility.

“Given our strong credit statistics, including current senior leverage of less than 1.0x, Adjusted EBITDA and interest coverage of approximately 2.0x and positive momentum in our business, we are confident of our ability to amend our senior credit facility on acceptable terms,” stated Bridger.

Because the Company was in compliance throughout fiscal 2003 and was in compliance at January 31, 2004, and expects to obtain revised covenants that will allow it to remain in compliance in fiscal 2004, the Company has classified the outstanding balance ($31.0 million) of the Senior Credit Facility as long term debt in its consolidated balance sheet. The Company is delaying the filing of its Annual Report on Form 10-K, as required by our indenture relating to our Senior Subordinated Notes, until such time as it has secured an amendment to its senior credit facility.

The Company is conducting a conference call on Friday, April 30, 2004 at 2:00 p.m. EDT. The conference call can be accessed by dialing (800) 358-8448 (domestic) or (706) 634-0942 (international) and identifying the call as the Tandus Year-end Earnings Call Conference ID 7021493. A replay of the conference call will be available for seven days and can be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the Conference ID 7021493.

ABOUT TANDUS

Reaching together to provide customized interiors solutions for its customers, Tandus unites three specialized commercial flooring brands—C&A Floorcoverings, Crossley Carpet Mills and Monterey Carpets. Working in tandem with one another, Tandus draws upon each brand’s individual strengths to offer its customers single-source product design and technology, comprehensive services, and environmental leadership. Based in Dalton, GA., Tandus is a global commercial floorcoverings company. More information can be found online at www.tandus.com.

Cautionary Statement Regarding Forward-Looking Statements

The Company has made in this press release and from time to time will make written and oral forward-looking statements. Written forward–looking statements may appear in documents filed with the Securities and Exchange Commission, in press releases and in reports to shareholders. The Private Securities Litigation Reform Act of 1995 contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. All statements contained in this press release as to future expectations and financial results including, but not limited to, statements containing the words “plans,” “believes,” “ intends,” “anticipates,” “expects,” “projects,” “should,” “will,” and similar expressions, should be considered forward-looking statements subject to the safe harbor. The forward-looking statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections for the Company. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes or results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of future information, future events or otherwise. The risks, uncertainties and assumptions regarding forward-looking statements include, but are not limited to, product demand and market acceptance risks; product development risks, such as delays or difficulties in developing, producing and marketing new products; the impact of competitive products, pricing and advertising; constraints resulting from the financial condition of the Company, including the degree to which the Company is leveraged; cycles in the construction and renovation of commercial and institutional buildings; failure to retain senior executives and other qualified personnel; unanticipated termination or interruption of the Company’s arrangement with its primary third-party supplier of nylon yarn; debt service requirements and restrictions under credit agreements and indentures; general economic conditions in the United States and in markets outside of the United States served by the Company; government regulations; risks of loss of material customers; environmental matters; and other risks described in the Company’s Securities and Exchange Commission filings.

Definition of Adjusted EBITDA

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, plus the cumulative effect of the change in accounting principle, Chroma cash dividends, minority interest in income of subsidiary, non-recurring costs associated with an unsuccessful acquisition and a non-cash charge related to the impairment of a supply agreement at Extrusion, less equity in earnings of Chroma and the non-cash gain on forgiveness of debt. Adjusted EBITDA is presented because such measures are commonly used by certain investors and analysts to analyze a company’s ability to service debt. We utilize Adjusted EBITDA as (a) a benchmark for our annual budget and our long range plan, (b) a valuation method for potential acquisitions and (c) a measure to determine compliance with senior credit facility debt covenants. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to operating income or net income as a measure of liquidity. Because Adjusted EBITDA is not calculated identically by all companies, the presentation of Adjusted EBITDA below and in the Company’s financial statements may not be comparable to that disclosed by other companies.

A reconciliation of net income to Adjusted EBITDA for fiscal 2002 and 2003 is as follows:

	For the Year Ended
	January 25, 2003	January 31, 2004
Net income	5,781	1,234
Cumulative effect of change in accounting principle	3,240	—
Non-cash impairment charge	—	2,616
Gain on forgiveness of debt	(570)	—
Income tax expense (benefit)	6,788	(2,147)
Net interest expense	23,910	21,343
Depreciation	8,991	10,307
Amortization	5,461	6,230
Chroma cash dividends	1,932	3,522
Equity in earnings of Chroma	(1,733)	(1,386)
Minority interest in income of subisdiary	20	13
Non-recurring costs associated with unsuccessful acquisition	—	969

Adjusted EBITDA	53,820	42,701

A reconciliation of net income (loss) to Adjusted EBITDA for the fourth quarter of fiscal 2002 and the fourth quarter of fiscal 2003 is as follows:

	For the Quarter Ended
	January 25, 2003	January 31, 2004
Net income (loss)	(857)	(3,782)
Non-cash impairment charge	—	2,616
Gain on forgiveness of debt	(570)	—
Income tax expense (benefit)	204	(3,920)
Net interest expense	5,159	5,357
Depreciation	2,448	2,618
Amortization	2,515	1,646
Chroma cash dividends	254	499
Equity in earnings of Chroma	(240)	(312)
Minority interest in income of subisdiary	15	(13)
Non-recurring costs associated with unsuccessful acquisition	—	177

Adjusted EBITDA	8,928	4,886

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